UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2008

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1061 ½ N Spaulding Ave., Los Angeles, CA 90046
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (323) 822-1750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On January 12, 2008, with effective counterpart signature on February 20, 2008, Verge Living Corporation (“Verge”), the 100% subsidiary of the Atia Group (f/k/a Kidron Industrial Holdings, Ltd.) (“Atia Group”), of which Emvelco Corp. (the “Company”) is a principal shareholder, entered into an Agreement between Owner and Owner’s Representative effective as of January 12, 2008 (the “Verge Project Management Agreement”) with The Windsor Group, LLC (“TWG”) to appoint TWG as Owner Representative in regards to the construction of a 296-unit and multi-purpose commercial property in Las Vegas, Nevada (the “Verge Project”).

Pursuant to the Verge Project Management Agreement, TWG will design and oversee the actual construction of the Verge Project as well as being the onsite manager to supervise and be the liaison with local governmental authorities, general contractor and subcontractors, lenders and vendors as well as preparing the budget and status reports on the Verge Project.

As consideration for TWG’s services, Verge will pay the following fees:

1.
All direct costs associated with the Verge Project, including employment of a construction inspector (superintendent/structural engineer - at an estimated cost of $12,500 per month), a part-time office clerk and office and administrative expenses. Collectively, said costs are estimated at $20,000 per month.

2.	Monthly advances of $24,750 for two personnel senior management.

3.	A bonus to be paid in the amount of 5% of the earnings before tax depreciation and amortization (EBTDA) of the Verge Project, but not less than $1 million.

The term of the Verge Project Management Agreement is the earlier of five (5) years or six (6) months post completion of the Verge Project.

TWG is a management company which operates out of Las Vegas, Nevada providing construction management and consulting services. Gerald Schaffer, Chairman Emeritus of TWG (who receives no compensation and is not an equity member of TWG), serves as a director of the Company but did not take part in any discussions or negotiations with regard to the Verge Project Management Agreement.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
99.1	Agreement Between Owner and Owner’s Representative

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP

By:	/s/ YOSSI ATTIA
Name: Yossi Attia
Title: Chief Executive Officer

Date:	February 25, 2008
Los Angeles, California